THE CALIFORNIA MUNI FUND

                                DISTRIBUTION PLAN
                           (As amended March 31, 1999)

        1. The Plan. This Plan (the "Plan") is the written plan contemplated by Rule 12b-1 (the "Rule") under the Investment Company Act of 1940, as amended (the "Act") of The California Muni Fund (the "Fund").

        2. Expenses Authorized. The Investment Advisor is authorized, pursuant to this Plan, to purchase advertising of shares of the Fund and to pay for sales literature and other promotional material. Any such advertising and sales material may include references to other open-end investment companies or other investments. Any such expenses shall be reimbursed or paid by the Fund, except that the amount of such expenses shall not in the aggregate in any fiscal year of the Fund exceed 1/2 of 1% of the average daily net assets of the Fund.

        3. Certain Other Payments Authorized. If and to the extent that any of the payments listed below are considered to be "primarily intended to result in the sale of shares" issued by the Fund within the meaning of the Rule, such payments are authorized without limit under the Plan: (i) the costs of the preparation, printing and mailing of all required reports and notices to shareholders, irrespective of whether such reports of notices contain or are accompanied by material intended to result in the sale of shares of the Fund or other funds or other investments; (ii) the costs of preparing, printing and mailing of all prospectuses; (iii) the costs of preparing, printing and mailing of any proxy statements and proxies, irrespective of whether any such proxy statement includes any item relating to, or directed toward, the sale of the Fund's shares; (iv) all legal and accounting fees relating to the preparation of any such reports, prospectuses, proxies and proxy statements; (v) all fees and expenses relating to the qualification of the Fund and/or its shares under the securities or "Blue-Sky" law of any jurisdiction; (vi) all fees under the Act and the Securities Act of 1933, as amended, including fees in connection with any application for exemption relating to or directed toward the sale of the Fund's shares; (vii) all fees, assessments and voluntary contributions of the Investment Company Institute or any successor organization, irrespective of whether some of its activities are designed to provide sales assistance; (viii) all costs of preparing and mailing confirmations of shares sold of extended or share certificates, and reports of share balances; and (ix) all costs of responding to telephone or mail inquiries of investors or prospective investors.

        4. Investment Advisory Fees. It is recognized that the profits, if any, of the Fund's Investment Advisor are dependent primarily on the advisory fees paid by the Fund and other funds that may be advised by the Investment Advisor. If and to the extent that any investment advisory fees paid by the Fund might, in view of the foregoing, be considered as indirectly financing any activity which is primarily intended to result in the sale of shares issued by the Fund, the payment of such fees is authorized under the Plan. In taking any action contemplated by Section 15 of the Act as to any investment advisory contract to which the Fund is a party, the Fund's Board of Trustees, including its Trustees who are not "interested persons" as defined in the Act, shall, in acting on the terms of any such contract apply the "fiduciary duty" standard contained in
Section 36(b) of the Act.

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        5. No  Admission  of  Authority.  The  adoption  of this  Plan  does not constitute any admission that the adoption of the Rule or any particular provisions thereof represented an authorized exercise of authority by the Securities and Exchange Commission.

        6. Reports. While this Plan is in effect, the Fund's Investment Advisor shall report at least quarterly to the Fund's Board of Trustees in writing for its review on the following matters; (i) all costs of each item specified in Sections 2 and 3 of this Plan (making estimates of such costs where necessary or desirable) during the preceding calendar or fiscal quarter; and (ii) all investment advisory fees of the Fund paid or accrued during such quarter.

        7. Effectiveness, Continuation, Termination and Amendment. The term "Qualified Trustees" shall mean the Trustees of the Fund who are not interested persons, as defined in the Act, of the Fund and who have no direct or indirect financial interest in the operation of this Plan or any agreement related to this Plan. While this Plan is in effect, the selection and nomination of Qualified Trustees shall be committed to the discretion of such Qualified Trustees. This Plan has been approved (i) by a vote of the Board of Trustees of the Fund and of the Qualified Trustees, cast in person at a meeting called for the purpose of voting on this Plan; and (ii) by a vote of holders of at least a "majority" (as defined in the Act) of the outstanding voting securities of the Fund. The Plan, unless terminated as hereinafter provided, shall continue in effect from year to year only so long as such continuance is specifically approved at least annually by the Fund's Board of Trustees and its Qualified Trustees cast in person at a meeting called for the purpose of voting such continuance. This Plan may be terminated at any time by a vote of a majority of the Qualified Trustees or by the vote of the holders of a "majority" (as defined in the Act) of the outstanding voting securities of the Fund. This Plan may not be amended to increase materially the amount of payment to be made without shareholder approval, as set forth in (ii) above, and all amendments must be approved in the manner set forth under (i) above.


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

                            THE CALIFORNIA MUNI FUND

                                SERVICE AGREEMENT



Cresvale International (US) LLC
55 Broadway
New York, NY  10006

Gentlemen:

        The California Muni Fund (the "Fund"), a Massachusetts business trust, is a non-diversified open-end investment company registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"). The Fund offers its shares (the "Shares") to the public in accordance with the terms and conditions contained in its Prospectus (the "Prospectus") and Statement of Additional Information (the "SAI") on file with the Securities and Exchange Commission, as part of the Fund's most recent registration statement effective from time to time under the Securities Act of 1933, as amended (the "Securities Act").

        The Fund has adopted a plan (the "Plan") pursuant to Rule 12b-1 of the Investment Company Act for making payments to certain persons for distribution assistance and shareholder servicing.

        We desire to enter into an Agreement with you for the servicing of shareholders of, and the administration of shareholder accounts in, the Fund. Subject to your acceptance of this Agreement, the terms and conditions of this Agreement, shall be as follows:

        1. You agree to provide the following support services to the Fund and its shareholders (the "Shareholders"):

               (a) Advertising Services--you will place such advertisements on behalf of the Fund from time to time during the term of this Agreement as you determine to be in the best interest of the Fund (the "Advertising Services");

               (b) Telephone Services--you will make telephone calls to Shareholders and potential Shareholders of the Fund, based upon written lists of names and telephone numbers available to you in order to determine whether such persons have any interest in purchasing shares of the Fund (the "Telephone Services"); and

               (c) Fulfillment Services--you will (i) distribute sales literature, (ii) answer inquiries by Shareholders and potential Shareholders, (iii) assist Shareholders in changing account designations and addresses, (iv) establish and maintain Shareholder account records, and
                      (iv) provide such other
                      services to Shareholders and potential Shareholders of the Fund from time to time as they may reasonably request, to the extent you are permitted to do so under application statutes, rules or regulations (the "Fulfillment Services").

        2. You agree to comply with the provisions contained in the Securities Act governing the distribution of Prospectuses to persons to whom you offer Shares, and, if requested, you will deliver SAIs to such persons. You further agree to deliver, upon request, copies of any amended Prospectus (and SAI) to any Shareholder or potential Shareholder of the Fund and to deliver to such persons copies of the annual and interim financial reports, proxy solicitation materials, and other sales literature of the fund, upon request. We agree to furnish you with as many as you may reasonably request.

        3. You represent that you are a member in good standing of the National Association of Securities Dealers, Inc. You agree that you will not offer Shares to persons in any jurisdiction in which you may not lawfully make such offer due to the fact that you have not registered under, or are not exempt from, the application registration or licensing requirements of such jurisdiction.

        4. You will provide such office space and equipment, including computer systems and software, communications and duplicating facilities and personnel (which may be part of the space, equipment and facilities currently used in your business, or any personnel employed by you) as may be reasonably necessary or beneficial in order to provide the Advertising Services.
Telephone Services, or Fulfillment Services.

        5. For all purposes of this Agreement, you will be deemed to be an independent contractor and will have no authority to act as the agent for the Fund in any manner or in any respect. By your written acceptance of this Agreement, you agree to and do release, indemnify and hold the Fund, its officers, trustees and shareholders, harmless from and against any and all direct or indirect liabilities or losses resulting from requests, directions, actions or inactions of or by you or your officers, employees or agents regarding your responsibilities hereunder.

        We agree that, in respect of any matters connected with or action taken by you pursuant to this Agreement, you shall be under no liability to us or third parties, and we will indemnify you against all such liability, arising from any claims based on the form of, or the statements contained in, or the validity of, any Prospectus, SAI or registration statement containing such Prospectus and SAI, or any amendment or supplement thereto, or any report or other filing made by us, except for filing or reporting obligations expressly assumed by you herein. You and your employees will, upon request, be available during normal business hours to consult with the Fund or its designees concerning the performance of your responsibilities under this Agreement.

        6. In consideration of the services and facilities provided by you hereunder, the Fund will pay to you, and you will accept as full payment thereof, such fees as are set forth in Exhibit A hereto. Except as otherwise provided in Section 7 below, these fees may be prospectively increased or decreased by the Fund in its sole discretion, at any time upon notice to you. Further, the Fund may in its discretion and without notice, suspend or withdraw the sale of Shares. The Fund represents to you that the payment of the fees set forth in Exhibit A hereto


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

has been authorized pursuant to the Plan approved by the Trustees of the Fund and shall be paid only so long as the Plan and this Agreement remain in effect.

        In addition, you are authorized to collect advertising agency commissions or fees (collectively, the "Advertising Service Fee") resulting from advertisements placed by you on behalf of the Fund. It is anticipated that such Advertising Service Fee will be equal to 15% of the cost of advertising placed by you on behalf of the Fund.

        7. You acknowledge that, under its Plan, the Fund may not pay aggregate fees to third parties assisting with the distribution of Fund shares in excess of 0.50% of the aggregate average daily net assets of the Fund computed on an annual basis for such fiscal year. In the event that aggregate fee obligations of the Fund exceed such 0.50%, you agree that the fees payable to you by the Fund for the services rendered by you hereunder shall be equal to (i) 0.50% of the Fund's aggregate average daily net assets for such fiscal year, multiplied by (ii) the total fees which would be payable to you absent such 0.50% limitation divided by the total fees which would be payable by the Fund (absent the 0.50% limitation) to third parties providing assistance with the distribution of Fund shares.

        8. You will (a) maintain all records required by law relating to transactions in Shares and, upon request by the Fund, promptly make such of these records available to the Fund as the Fund may reasonably request in connection with its operations, and (b) promptly notify the Fund if you experience any difficulty in maintaining the records described in the foregoing clause in an accurate and complete manner.

        9. Except as may be provided in a separate agreement between the Fund and you, neither you nor any of your employees or agents are authorized to assist in distribution of the Shares to the public or to make any representation concerning the Shares or the Fund, except for representations contained in the then current Prospectus and SAI, copies of which will be supplied to you by the Fund. Except as set forth in this Agreement, you shall have no authority to act as agent for the Fund.

        10. The Fund's officers are required by law to provide to the Board of Trustees of the Fund and the Board of Trustees of the Fund is required to review, at least quarterly, a written report of the amounts expended in connection with the Agreement and the purposes for which such expenditures were made. In that connection, you will furnish the Fund or its designees with such information as they may reasonable request and will otherwise cooperate with the Fund and its designees (including, without limitation, any auditors designated by the Fund), in connection with the preparation of reports to the Fund's Board of Trustees concerning this Agreement and the monies paid or payable by the Fund pursuant hereto, as well as any other reports or filings that may be required by law.

        11. You may enter into other similar servicing agreements with any person or persons without the Fund's consent.

        12. The Fund shall be under no liability to you, except for lack of good faith and for obligations expressly assumed by the Fund hereunder. In carrying out your obligations, you


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

agree to act in good faith and without negligence. Nothing contained in this Agreement is intended to operate as a waiver by the Fund or you of compliance with any provision of the Investment Company Act, Securities Act, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated by the Securities and Exchange Commission thereunder, or any other applicable law.

        13. This Agreement may be terminated by either party, without penalty, upon ten (10) days' written notice to the other party and shall automatically terminate in the event of its assignment, as defined in the Investment Company Act. This Agreement may also be terminated at any time without penalty by the vote of a majority of the members of the Board of Trustees of the Fund who are not "interested persons" (as such phrase is defined in the Investment Company
Act) and have no direct financial interest in the operation of the Plan with respect to the Fund, or by the vote of a majority of the outstanding voting shares of the Fund.

        14. The undersigned officer of the Trust has executed this Agreement not individually, but as an officer of the Trust under the Trust's Declaration of Trust, as amended; and no Trustee, shareholder, officer, employee or agent of the Trust shall be held to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim or otherwise, in connection with the affairs of the Trust, but the estate of the Trust comprising or allocated to the Fund only shall be liable.

        15. All communications to the Fund should be sent to:

               The California Muni Fund
               67 Wall Street
               New York, New York  10005


                                                   THE CALIFORNIA MUNI FUND


                                                   By:
                                                      ---------------------


Confirmed and accepted:


CRESVALE INTERNATIONAL (US) LLC

By:
   ----------------------------

Date:
     --------------------------


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